EXHIBIT 3.20



                      Limited Liability Company Agreement
                                       of
                                 AWI No. 1, LLC

        Active West, Inc., a California corporation (the "Sole Member"), has formed, on December 30, 1997, a limited liability company (the "Company"), pursuant to and in accordance with the Delaware Limited Liability Company Delaware Act, 6 Del. C. (section) 18-101, et seq. (the "Delaware Act"), and hereby declares the following to be the Limited Liability Company Agreement (the "Agreement") of the Company:

        1. Formation. The Company was formed upon the filing of a Certificate of Formation with the Delaware Secretary of State by an authorized agent of the Company.

        2. Name. The name of the Company formed is AWI No. 1, LLC.

        3. Purpose. The Company is a single member limited liability company formed for any purpose permitted under the Delaware Act.

        4. Registered Office and Agent; Principal Office. The
Company's registered office and registered agent for service of process in Delaware pursuant to Section 18-104 of the Delaware Act shall be United Corporate Services, Inc., 15 East North Street, Dover, Delaware 19901, County of Kent. The principal office of the Company shall be located at 2050 South Bundy Drive, Suite 215, Los Angeles, California 90025. The identity of the Company's registered office and agent, and the location of the Company's principal office, may be changed at will by the Sole Member.

        5. Powers of the Company. Subject to the limitations set forth in this Agreement and the certificate of formation of the Company ("Certificate of Formation"), the Company shall possess and may exercise all of the powers and privileges granted to it by the Delaware Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in the Certificate of Formation.


        6. Powers of the Sole Member. The Sole Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the Delaware Act and the express terms of this Agreement.

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        7. Limited Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company.

        8. Contributions. Contributions to the capital of the Company shall be made as determined by the Sole Member.

        9. Distributions. Distributions shall be made to the Sole
Member at the times and in the aggregate amounts determined by the Sole
Member.

        10. Management. Management of the Company shall be vested exclusively in the Sole Member. The Sole Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Delaware Act. The Sole Member shall have the authority to bind the Company.

        11. Assignments. The Sole Member may freely assign its membership interest in the Company in whole or in part. If the Sole Member transfers all of its membership interest in the Company pursuant to this Section, the transferee shall be admitted to the Company as the Sole Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Sole Member shall cease to be a member of the Company.

        12. Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

          (a)  End of Term. January 1, 2050.

          (b) Election of Sole Member. The written election of the Sole Member to dissolve the Company, made at any time and for any reason.

          (c)  Dissolution Event. As otherwise provided under Delaware law.

        13. Amendment. This Agreement may be amended only in a writing signed by the Sole Member.

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        14. Severability. Every term and provision of this Agreement is intended to be severable, and if any term of provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

        15. No Third-Party Rights. No person other than the Sole
Member shall have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no person other than the Sole Member shall be a beneficiary of any provision of this Agreement.

        16. Governing Law. This agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflicts of laws rule or principle that might refer the governance or construction of this agreement to the law of another jurisdiction.

        IN WITNESS WHEREOF, the Sole Member has caused this
Agreement to be executed by its authorized officer, as of the date first written above.

                                             ACTIVE WEST, INC.,
                                             a California corporation

                                             By: /s/ Mark A. Spiegel
                                                ----------------------
                                                Mark A. Spiegel, Secretary


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                                State of Delaware
                        Office of the Secretary of State


        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "AWI NO. 1, LLC" IS DULY FORMED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE SIXTH DAY OF FEBRUARY, A.D. 1998.

        AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL TAXES HAVE NOT BEEN ASSESSED TO DATE.

[SEAL] Great Seal of the State of Delaware
       1793.1847.1907

                                          /s/ Edward J. Freel
                                          ----------------------------------
                                          Edward J. Freel, Secretary of State
[SEAL] Secretary's Office
       1793 Delaware 1855

                                          AUTHENTICATION: 8907745
                                          DATE: 02-06-98